                                                                    EXHIBIT 10.1


                           ASSET PURCHASE AGREEMENT


                      ___________________________________



                       CASPER JET CENTER FUELING, L.L.C.


                                    "Buyer"


                                      and


                              CASPER AIR SERVICE

                                   "Seller"



                               February 8, 2000

                                   INDEX OF

                           ASSET PURCHASE AGREEMENT

                      ___________________________________

                                                                     Page
                                                                     ----
1.   PURCHASE OF ASSETS...........................................      1

     1.1  Transfer of Assets......................................      1

          (a)  Leases, Contracts and Agreements...................      1
          (b)  Fuel Truck Leases..................................      2
          (c)  Trademarks, Servicemarks, Telephone Numbers........      2
          (d)  Fixed Assets and Tangible Personal Property........      2
          (e)  Customer List......................................      2
          (f)  Files, Data, Libraries and Records.................      2

     1.2  Assets Not Purchased....................................      2

     1.3  Work In Progress........................................      3

2.   PURCHASE PRICE...............................................      3

     2.1  Purchase Price..........................................      3
     2.2  Payment of Purchase Price...............................      3
     2.3  Assumption of Liabilities...............................      4
     2.4  Allocation of Purchase Price............................      4
     2.5  Transfer Taxes..........................................      4
     2.6  Disbursement of Purchase Price Withheld.................      5

3.   CLOSING......................................................      5

4.   TITLE........................................................      6

5.   TAXES AND PRORATIONS.........................................      6

6.   REPRESENTATIONS AND WARRANTIES OF SELLER.....................      7

     6.1  With Respect to the Assets..............................      7

          (a)  Ownership of Assets................................      7
          (b)  Delivery of Assets.................................      7
          (c)  Property to Operate Business.......................      7

     6.2  Accuracy of Schedules, Documents and Information........      7
     6.3  No Violation............................................      8
     6.4  Title and Condition of Assets...........................      8
     6.5  Contracts...............................................      8
     6.6  No Defaults.............................................      9
     6.7  Compliance With Laws....................................      9
     6.8  Corporate Authorization and Organization................     10
     6.9  Customers and Suppliers.................................     10
     6.10 Broker's or Finder's Fees...............................     10
     6.11 Taxes and Fees..........................................     10
     6.12 Employment by Buyer.....................................     11
     6.13 Repairs.................................................     11
     6.14 Environmental Laws......................................     11

7.   REPRESENTATIONS AND WARRANTIES OF BUYER......................     13

     7.1  Organization and Authority..............................     13
     7.2  Compliance With Law and Other Instruments...............     13
     7.3  Authority Relating to this Agreement....................     13
     7.4  Brokers and Finders.....................................     13
     7.5  Availability of Funds...................................     14

8.   CONDITIONS TO THE OBLIGATIONS OF BUYER.......................     14

     8.1  Representations and Warranties True at Closing..........     14
     8.2  Covenants Performed by Seller...........................     14
     8.3  Authority Relating to this Agreement....................     14
     8.4  Releases and Consents...................................     15
     8.5  Compliance With Laws; Consents..........................     15
     8.6  Due Diligence...........................................     15
     8.7  New Operating Agreement.................................     15

9.   CONDITIONS TO THE OBLIGATION OF SELLER.......................     15

     9.1  Representations and Warranties True at the Closing......     16
     9.2  Covenants Performed by Buyer............................     16
     9.3  Authority Relating to this Agreement....................     16

10.  INDEMNIFICATION..............................................     16

     10.1 Seller's Indemnification of Buyer.......................     16

          (a)  Obligations Not Assumed............................     16

           (b)  Breach of Agreement...............................      17
           (c)  Warranties........................................      17
           (d)  Associated Costs..................................      17

     10.2  Buyer's Indemnification of Seller......................      17

           (a)  Obligations Assumed...............................      17
           (b)  Breach of Agreement...............................      18
           (c)  Post-Closing Operations...........................      18
           (d)  Associated Costs..................................      18

     10.3  Notice of Claims - Participation in Third Party Suits..      18
     10.4  Remedies Cumulative....................................      19

11.  DUE DILIGENCE................................................      19

12.  TERMINATION OF AGREEMENT.....................................      20

13.  NONCOMPETITION...............................................      21

14.  ACCESS OF SELLER TO RECORDS..................................      23

15.  MISCELLANEOUS................................................      23

     15.1  Assignment.............................................      23
     15.2  Expenses...............................................      23
     15.3  Further Assurances.....................................      23
     15.4  Notices................................................      24
     15.5  Entire Agreement and Modification......................      24
     15.6  Survival of Terms......................................      25
     15.7  Governing Law..........................................      25
     15.8  Counterparts...........................................      25
     15.9  Enforcement............................................      25
     15.10 Headings...............................................      25
     15.11 Reporting of Transaction...............................      25
     15.12 Confidentiality; Joint Announcements...................      25
     15.13 Compliance With Laws and Regulations...................      26
     15.14 Construction...........................................      26
     15.15 Confidential Information...............................      26

                           ASSET PURCHASE AGREEMENT
                           ------------------------

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 8/th/ day of February, 2000, by and between CASPER JET CENTER FUELING, L.L.C., a Wyoming limited liability company ("Buyer") and CASPER AIR SERVICE, a Wyoming corporation ("Seller").

     WHEREAS, Seller conducts a fixed based operation at Natrona County International Airport in Casper, Wyoming; and.

     WHEREAS, Buyer is willing to purchase from Seller, and Seller is willing to sell to Buyer, certain of the assets of Seller located in Casper, Wyoming, on the terms and subject to the conditions contained in this Agreement.

     THE PARTIES AGREE AS FOLLOWS:

     1.   PURCHASE OF ASSETS.
          ------------------

          1.1  Transfer of Assets. On the terms and subject to the conditions
               ------------------
set forth in this Agreement, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall acquire on the Closing Date, effective as of February 8, 2000, good and defensible title to or leasehold interest in those assets of Seller hereinafter described and which are not excluded from transfer pursuant to Section 1.2 (the "Assets"), free and clear of all liens, encumbrances and adverse claims except those relating to the Assumed Liabilities (as hereinafter defined) listed in Schedule 2.3. The Assets shall consist of the following:
               (a)  Leases, Contracts and Agreements. Seller is a party to the
                    --------------------------------
          leases, subleases, contracts and agreements used in connection with or relating to the fixed base operation business of Seller as of the date hereof, as more particularly described in Schedule 1.1(a). At Closing, such leases, subleases, contracts and agreements will be assigned to and assumed by Buyer.

               (b)  Fuel Truck Leases. All of Seller's fuel truck leases
                    -----------------
          described in Schedule 1.1(b) entitled "Fuel Truck Leases."

               (c)  Fixed Assets and Tangible Personal Property. All of Seller's
                    -------------------------------------------
          furniture, line equipment, maintenance tools and equipment, miscellaneous shop supplies and fuel used in connection with the fixed base operation business of Seller as of the date hereof, as more particularly described in Schedule 1.1(c) entitled "Personal Property."

               (d)  Tradenames, Servicemarks, Telephone Numbers. All of Seller's
                    -------------------------------------------
          tradenames, servicemarks, telephone numbers and facsimile numbers used in connection with the fixed base operation business of Seller as of the date hereof, as more particularly described on Schedule 1.1(d).

               (e)  Customer Lists. All rights of Seller to conduct the same or
                    --------------
          similar business or to perform the same or similar services for or in relation to all persons, whether or not such persons have previously been Customers of the Seller and all records and lists of such Customers as described on Schedule1.1(e). The term "Customers" as used herein shall be deemed to mean all active clients or customers of Seller.

               (f)  Files, Data, Libraries and Records. All of Seller's right,
                    ----------------------------------
          title and interest in and to files and data (other than Seller's accounting and related records), howsoever compiled, relating to the fixed base operation of Seller.

          1.2  Assets Not Purchased. Notwithstanding Section 1.1, Seller shall
               --------------------
not sell, and Buyer shall not acquire, any interest in any of Seller's Assets that are listed on Schedule 1.2 entitled "Assets Not Purchased." Such Assets Not Purchased shall remain the property of Seller and Buyer shall have no ownership interest in them, nor liability or other responsibility with respect thereto. All Assets Not Purchased shall be physically removed from the premises of Seller within one (1) year after the Closing. Seller is specifically retaining the accounts receivable which accrue prior to the Closing. The Seller's retained accounts receivable shall be referred to as the "Seller's Accounts Receivable."

          1.3  Work in Progress. All repairs and other work in progress as of
               ----------------
the close of business on February 7, 2000 which have not been completed as of such time shall be completed by Buyer. Buyer shall be responsible for billing all repairs and work in progress which have not been completed as of the close of business on February 7, 2000. The collections for all invoices containing billings for incomplete repairs and work in progress as of the close of business on February 7, 2000 will be allocated between Seller and Buyer based upon the relative amount of work performed and parts provided by Seller and Buyer attributable to the periods before and after the close of business on February 7, 2000. Seller unconditionally agrees to defend, indemnify and hold harmless Buyer of and from any and all demands, claims, liabilities, causes of action, costs and expenses attributable to repair and work in progress performed by Seller.

     2.   PURCHASE PRICE.
          --------------

          2.1  Purchase Price. In full consideration of the transfer of good and
               --------------
defensible title to or leasehold interest in the Assets to Buyer, the purchase price for the Assets shall be the sum of two hundred thousand dollars ($200,000.00) (the "Cash Purchase Price") and Buyer shall assume all of the liabilities set forth in Schedule 2.3 entitled "Assumed Liabilities" (the sum of the Cash Purchase Price and the amount of the Assumed Liabilities is hereinafter referred to as the "Purchase Price").

          2.2  Payment of Cash Purchase Price. At the time of the Closing (as
               ------------------------------
hereinafter defined) a total of one hundred ninety thousand dollars ($190,000) of the Cash Purchase Price shall be sent to Seller by wire transfer to an account designated by Seller. The balance of the Cash Purchase Price shall be retained by Buyer and distributed by Buyer as provided in section 2.6.

          2.3  Assumption of Liabilities. In connection with the purchase and
               -------------------------
sale of Assets pursuant to this Agreement, Buyer shall assume in writing on the Closing Date, effective as of February 8, 2000, those, and only those, certain liabilities and obligations of Seller specifically described in Schedule 2.3 with accounts payable included therein not exceeding six hundred thousand dollars ($600,000) in the aggregate, to the extent incurred in the ordinary course of business prior to the Closing Date, subject to Seller's continuing obligation to retain and be responsible for any and all liabilities and obligations of Seller not specifically set forth in the said Schedule 2.3, whether arising before or after the Closing Date. Notwithstanding any other provision of this Agreement, no liabilities or obligations of any nature shall be assumed by Buyer hereunder or in connection with the purchase and sale of the Assets provided for in this Agreement, except the Assumed Liabilities and those contained in Section 10.2(c) regarding operations by the Buyer from and after the Closing Date.

          2.4  Allocation of Purchase Price. The sum of twenty five thousand
               ----------------------------
dollars ($25,000) of the Purchase Price shall be allocated to the Personal Property described in Section 1.1(c) and the balance of the Purchase Price shall be allocated to the other Assets as provided in Schedule 2.4. Buyer and Seller shall file all tax returns and reports in a manner consistent with the allocation in this Section 2.4 and Schedule 2.4.

          2.5  Transfer Taxes. Any taxes, including sales, use, or similar
               --------------
transfer taxes (other than income taxes, franchise taxes and similar taxes) arising out of or incurred directly in connection with the sale of the Assets by Seller to Buyer contemplated by this Agreement shall be paid by Buyer regardless of to whom the tax liability is allocated as a matter of law.

          2.6  Disbursement of Purchase Price Withheld. The sum of ten thousand
               ---------------------------------------
dollars ($10,000) of the Cash Purchase Price withheld by Buyer at the Closing shall be used to pay any unpaid sales, use and other taxes of Seller attributable to the period prior to the Closing Date other than those taxes required to be paid by Buyer pursuant to Section 2.5. Any portion of the sum of ten thousand dollars ($10,000) withheld by Buyer which is not used to pay such taxes of Seller shall be paid to Seller after receipt by Buyer from all applicable taxing authorities of evidence of the payment of all taxes imposed on or incurred by Seller attributable to the period prior to the Closing Date (as hereinafter defined). Seller shall promptly file with all governmental authorities any and all tax reports due with respect to any period prior to the Closing Date, shall pay and be responsible for any and all taxes reflected thereon and for any other taxes attributable to the period prior to the Closing Date, and shall furnish Buyer with a copy of each such report and evidence of payment of all such taxes.

     3.   CLOSING. The closing of the transactions provided for in this
          -------
Agreement (the "Closing") shall occur on February 8, 2000 (the "Closing Date") at the offices of Haynes and Boone, LLP located at 201 Main Street, Suite 2200, Fort Worth, Texas 76102, at 10:00 a.m. On or before the Closing, the parties shall deliver the instruments of conveyance and assignment and such other performance on the part of each party as is necessary to cause this transaction to be closed on such date. If there are valid objections to title which require correction, the Closing Date may be extended as provided in Section 4. At or prior to the Closing, the Seller shall deliver to the Buyer or its designee each of the following, each in form and substance reasonably satisfactory to Buyer and its legal counsel: (a) assignments of each of the leases, subleases, contracts and agreements listed in Schedule 1.1(a), (b) a Bill of Sale and Assignment for the Personal Property, (c) a settlement statement reflecting the prorations described in Section 5, and (d) such other documents as are reasonably necessary to convey the Assets and rights therein to the Buyer or its designee upon payment of the portion of the Cash Purchase Price required to be paid by Buyer at the Closing. At the Closing, the Buyer shall deliver to Seller an assumption agreement duly executed by Buyer pursuant to which Seller assumes the Assumed Liabilities.

     4.   TITLE. Seller, at Seller's expense, within ten (10) days after the
          -----
execution of this Agreement, shall furnish to Buyer a current Uniform Commercial Code search certificate showing no encumbrances upon the Assets except as related directly to the Assumed Liabilities. Buyer shall have twenty (20) days after the execution of this Agreement to furnish Seller notice in writing of any title defects or other objections thereto. In the case of valid objections to title, Seller shall have ten (10) days or such additional time as may be agreed to in writing by Seller and Buyer to satisfy such objections. If such valid objections cannot be satisfied within the time specified in this Section 4, Buyer shall have the right to terminate and cancel this Agreement, in which case Buyer shall have no further obligations hereunder.

     5.   TAXES AND PRORATIONS. The Seller shall pay in full:  (i) all special
          --------------------
assessments against the Assets upon the date of Closing for the calendar years prior to 2000, whether or not payable in installments; (ii) all taxes, including general ad valorem taxes for the calendar years prior to 2000, which are or may become a lien on any of the Assets upon the date of Closing; and (iii) the cost of any item of workmanship or material furnished on or prior to the date of Closing which is or may become a lien on any of the Assets. All taxes, including general ad valorem taxes for the calendar year 2000, which are or may become a lien on any of the Assets upon the date of Closing shall be prorated between the parties as of the Closing Date. All items of income or expense respecting the Assets and business being transferred pursuant to this Agreement which properly apply to periods commencing prior to and ending after the Closing Date and not otherwise allocated pursuant to this Agreement shall be prorated between Seller and Buyer as of the close of business on the Closing Date.

     6.   REPRESENTATIONS AND WARRANTIES OF SELLER.
          ----------------------------------------

     In addition to the other representations and warranties made herein, Seller hereby represents and warrant to Buyer that:

          6.1  With respect to the Assets:
               --------------------------

               (a)  Ownership of Assets. Seller has all necessary power and
                    -------------------
authority to sell the Assets to Buyer.

               (b)  Delivery of Assets. Upon delivery to Buyer of assignments,
                    ------------------
bills of sale or other instruments of conveyance with respect to the Assets on the Closing Date, Buyer will acquire good title to or a leasehold interest in the Assets, free and clear of all claims, liens, security interests, or other encumbrances except as may be directly related to the Assumed Liabilities as described in Section 2.3 above.

               (c)  Property to Operate Business. Except for the assets set
                    ----------------------------
forth on Schedule 1.2, the Assets constitute all of the property material to the conduct of Seller's business as it is presently being conducted.

          6.2  Accuracy of Schedules, Documents and Information. The Schedules,
               ------------------------------------------------
the exhibits, and copies of all instruments, agreements, other documents, and written information delivered to Buyer by Seller, or any representative of Seller, are complete and correct in all material respects, and are not misleading in any material respects as of the date hereof and as of the Closing Date.

          6.3  No Violation. Except as set forth in Schedule 6.3, neither the
               ------------
execution or delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will constitute a violation of, or be in conflict with, or constitute a default under, or create (or cause the acceleration of the maturity of) any debt, liability or obligation affecting the Assets (or any other rights of Buyer created under this Agreement) pursuant to, or result in the creation or imposition of any security interest, mortgage, lien or other encumbrance upon any of the Assets under: (i) any material contract, lease, agreement, arrangement or other commitment to which Seller is a party or by which Seller is bound; (ii) any judgment, decree, order, regulation or rule of any court or governmental authority; or (iii) any statute or regulation. No consent of, or notice to, any governmental authority, or any other person or entity, is required of Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby except as set forth in Schedule 6.3, the failure of which to obtain could reasonably be expected to result in a material adverse affect.

          6.4  Title and Condition of Assets. Except as set forth in Schedule
               -----------------------------
6.4, Seller has good and defensible title to or a leasehold interest in all of the Assets, and all properties and assets of Seller have been acquired in the ordinary course of business for fair value and the Assets being purchased will be transferred to Seller, free and clear of all mortgages, liens, pledges, charges, property taxes, or other encumbrances except as related to the Assumed Liabilities and any lien for taxes not yet due and payable.

          6.5  Contracts. Except as set forth in Schedule 6.5, Seller is not a
               ---------
party as of the date hereof to: (i) any contract for the purchase, sale or lease of real property; (ii) any contract for the lease of personal property from or to third parties not listed on Schedule 1.1(a) or Schedule 1.1(c); (iii) any vendor contract for the purchase or sale of supplies, material or personal property or for the furnishing or receipt of services; (iv) any contract involving any capital expenditure by Seller in connection with the business of Seller; (v) any loan agreement or guarantee of the obligations of others; or (vi) any other contract, whether or not made in the ordinary course of business, which is material to the maintenance and operation of the business of Seller or the Assets.

          6.6  No Defaults. Seller is not in default in any material respect
               -----------
under the terms of any material contract or agreement, nor has any event occurred which with the passage of time or giving of notice would constitute such a default in any material respect by Seller, and, to the best of Seller's knowledge, no other party to any such contract or agreement is in default in any material respect thereunder nor has any such event occurred with respect to any such party.

          6.7  Compliance With Laws. To the best of Seller's knowledge, Seller
               --------------------
is not in violation of any law or order of any court or federal, state, municipal or other governmental department or agency (including, without limitation, laws, regulations, orders and restrictions applicable to environmental standards and controls, wages and hours, civil rights and occupational health and safety,) nor has it received any notice of noncompliance which would have a material adverse effect upon the assets, liabilities, financial condition, results of operation, business or prospects of the business or of Seller, or upon Seller's right to conduct the Business as presently conducted. Except as set forth and described in Schedule 6.7 attached hereto and made a part hereof, to the best of Seller's knowledge there are no lawsuits, proceedings, claims or governmental investigations pending or threatened or proposed against Seller or the business of Seller or its assets or business. There is no basis known to Seller for any such action which would have a material adverse effect upon the assets, liabilities, financial condition, results of operation, business or prospects of Seller or the business of Seller, or upon Seller's right to conduct the business of Seller as presently conducted or to consummate the transactions contemplated by this Agreement.

          6.8  Corporate Authorization and Organization. This Agreement has been
               ----------------------------------------
duly executed and delivered by Seller, and constitutes a legal and valid obligation of Seller. Neither the execution of this Agreement nor the performance hereof by Seller will result in any breach or violation of the terms of any agreement by which Seller is bound or of any decree, judgment, order, law or regulation now in effect of any court or other governmental body. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming and has the requisite power and authority to own its properties and conduct the business of Seller as now conducted and to make the sale herein contemplated.

          6.9  Customers and Suppliers. Seller has no information and is not
               -----------------------
aware of any facts indicating that any customer or supplier of the business of Seller relating to the Assets intends to cease doing business with Buyer as the successor to its assets and business hereunder or materially and adversely to alter the amount of the business that they are presently doing with Seller.

          6.10 Broker's or Finder's Fees. All negotiations relative to this
               -------------------------
Agreement and the transactions contemplated hereby have been carried on by Buyer directly with Seller without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a finder's fee, brokerage commission, advisory fee or other similar payment.

          6.11 Taxes and Fees. Seller has paid, adequately provided for or filed
               --------------
proper extensions of time for the filing of any payment of any and all taxes, withholding, license fees and other charges, including taxes arising from the transaction contemplated herein, levied, assessed or imposed upon any of the property of Seller, the Business and salaries and wages paid by Seller; and Seller represents that (a) Seller has filed all tax returns and reports required by federal, state and local tax authorities; (b) the returns so filed are correct, true and complete; (c) any and all such taxes have been paid or are otherwise provided for by Seller; and (d) Seller is not involved in any dispute with any tax authority nor has Seller received any deficiency, audit or other indication of deficiency from any tax authority not otherwise disclosed to Buyer. Seller has furnished Buyer with true and complete copies of all tax reports required to be filed by Seller with any state, local or other governmental authority of the State of Wyoming and/or Natrona County, Wyoming or any division or agency thereof with respect to each period during the calendar year 1999.

          6.12 Employment by Buyer. Seller acknowledges that Seller is not
               -------------------
imposing on Buyer any obligation to retain or to employ any employees of Seller subsequent to Closing. To the extent any of such employees are employed by Buyer following the Closing, such employment shall be on terms and conditions determined by Buyer and Buyer shall have no obligation to offer such employees the same or similar wages, salaries or benefits as are paid or provided by Seller prior to the Closing. Seller shall retain any and all obligations to or in respect of such employees and shall pay any termination pay, severance pay, sick pay or vacation pay, any unemployment benefits, any pension plan or welfare plan benefits to which Seller's past and current employees may be entitled, or to which they may claim to be entitled, by virtue of their employment or the termination of their employment with Seller. At least ten (10) days prior to Closing, Buyer shall provide Seller with a list of the employees of Seller that Buyer will retain.

          6.13 Repairs. No notices have been given by any insurance company
               -------
which has issued a policy with respect to any portion of the Assets or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work which has not been complied with.

          6.14 Environmental Laws. Neither the operations of the business by the
               ------------------
Seller nor the use of the Assets violates any applicable federal, state or local law, statute, ordinance, rule, regulation, memorandum of understanding, order or notice requirement pertaining to the collection, transportation, storage, treatment, discharge, release or disposal of hazardous or non-hazardous waste or substances which would have a material adverse effect on the Assets or the business of Seller, including without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C.
(S)(S)9601 et seq.), as amended from time to time ("CERCLA") (including, without limitation, as amended pursuant to the Superfund Amendments and Reauthorization Act of 1986), and such regulations promulgated under CERCLA, (ii) the Resources Conservation and Recovery Act of 1976 (42 U.S.C. (S)(S)6901 et seq.), as amended from time to time ("RCRA"), and such regulations promulgated under RCRA, and
(iii) any applicable federal, state or local laws or regulations relating to the environment (collectively, the "Applicable Environmental Laws"). To the Seller's knowledge, none of the operations of the business by the Seller has ever been conducted nor have any of the Assets been used in such a manner as to constitute a material violation of any of the Applicable Environmental Laws. No written notice has been served on Seller by any person or governmental entity regarding any existing, pending or threatened investigation or inquiry related to violations under any Applicable Environmental Law, or regarding any claims for corrective action, remedial obligations or contribution for removal costs or damages under any Applicable Environmental Law or regarding the designation of Seller as a potentially responsible party for any facility under the Applicable Environmental Laws, nor, to the knowledge of the Seller, does any fact or circumstance exist which, if disclosed publicly, would be reasonably likely to result in the service on Seller, of any such notice. The Seller does not have actual knowledge of any reason Buyer would be required to obtain permits, licenses or similar authorization pursuant to any Applicable

Environmental Law in effect as of the date of this Agreement to operate and use any of the Assets for their current purposes and uses. The Seller does not know of any action taken, or omitted to be taken by Seller which has caused, or would be reasonably likely to cause, a "release" of any "hazardous substance" at any "facility", without limitation, within the meaning of such terms as defined in the Applicable Environmental Laws.

     7.   REPRESENTATIONS AND WARRANTIES OF BUYER.
          ---------------------------------------
     Buyer hereby represents and warrants to Seller that:

          7.1  Organization and Authority. Buyer is a limited liability company
               --------------------------
duly organized, validly existing and in good standing under the laws of the State of Wyoming and is duly authorized to do business in the State of Wyoming. Buyer has all requisite power and authority to enter into, perform and carry out this Agreement.

          7.2  Compliance with Law and Other Instruments. The execution and
               -----------------------------------------
delivery of this Agreement and compliance with the provisions hereof by Buyer will not violate any decree, judgment, order, law, or regulation and will not conflict with or result in any breach of any of the terms, conditions and provisions of, or constitute a default under any article, by-law, indenture, mortgage, lease, agreement, or other instrument to which Buyer is a party or by which it is bound.

          7.3  Authority Relating to this Agreement. The execution, delivery and
               ------------------------------------
performance of this Agreement by Buyer has been duly authorized by all necessary corporate action of Buyer and this Agreement constitutes a legal and valid obligation of Buyer.

          7.4  Brokers and Finders. Neither Buyer nor any member of Buyer has
               -------------------
retained any broker or finder in connection with the transactions contemplated by this Agreement and Buyer will indemnify and hold Seller harmless against all claims for brokers' or finders' fees made or asserted by any party claiming to have been employed by Buyer or any members of Buyer and all costs and expenses (including the reasonable fees of counsel) of investigating and defending such claims.

          7.5  Availability of Funds. Buyer shall have sufficient funds to
               ---------------------
consummate the transactions contemplated by this Agreement prior to Closing.

     8.   CONDITIONS TO THE OBLIGATIONS OF BUYER. Except as otherwise
          --------------------------------------
specifically set forth herein or as contemplated by this Agreement, the obligation of Buyer to consummate the purchase of the Assets is subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions, any one or more of which may be waived by Buyer:

          8.1  Representations and Warranties True at Closing. Each of the
               ----------------------------------------------
representations and warranties of Seller set forth herein shall be true and correct as if made on the Closing Date; and Buyer shall have received a certificate dated the Closing Date and executed on behalf of Seller certifying that Seller has complied with all covenants required to be complied with under this Agreement, and that each of the representations and warranties of Seller contained in this Agreement are true and correct as of the Closing with the same effect as though such representations and warranties had been made as of such time.

          8.2  Covenants Performed by Seller. Seller shall have performed and
               -----------------------------
complied with all agreements and covenants required by this Agreement to be performed by Seller on or before the Closing Date, and Seller shall have furnished Buyer with a certificate dated the Closing Date executed by Seller certifying the fulfillment of the foregoing obligations.

          8.3  Authority Relating to this Agreement. All corporate and other
               ------------------------------------
proceedings required to be taken by, or on the part of, Seller to authorize Seller to execute, deliver and carry out this Agreement and to sell the Assets to Buyer in accordance with this Agreement shall have been duly and properly taken. Certified resolutions of the directors and shareholders of Seller will be delivered at Closing.

          8.4  Releases. Buyer shall have been furnished, at Seller's expense,
               --------
with releases of all liens, security interests, and encumbrances required by Buyer except as to those which relate to the Assumed Liabilities.

          8.5  Compliance with Laws; Consents. All statutory requirements and
               ------------------------------
necessary governmental consents in order to transfer the Assets to Buyer shall have been satisfied and obtained, and no legal prohibition or injunction against the transactions contemplated hereby shall be in effect.

          8.6  Due Diligence. Buyer shall have determined that the Assets are
               -------------
suitable to Buyer in Buyer's absolute discretion.

          8.7  New Operating Agreement. Buyer shall have the opportunity to
               -----------------------
enter into a new Operating Agreement and Lease with the Board of Trustees of Natrona County International Airport, on terms reasonably satisfactory to Buyer, for the operation of a fixed base operation at Natrona County International Airport, Casper, Wyoming, and for the lease of Hangars 3, 4, 3 1/2, 3 3/4, T-Hanger #8B, two 12-unit T-Hangars, and one 8-unit T-Hangar as presently located at such airport.

     9.   CONDITIONS TO THE OBLIGATIONS OF SELLER.
          ---------------------------------------

     Except as otherwise specifically set forth herein, the obligation of Seller to consummate the sale of the Assets is subject to the fulfillment and satisfaction, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived by Seller:

          9.1  Representations and Warranties True at the Closing. The
               --------------------------------------------------
representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the Closing

Date (except to the extent limited to a specific date) and on the Closing Date, Buyer shall deliver to Seller a certificate dated the Closing Date to such effect.

          9.2  Covenants Performed by Buyer. Buyer shall have performed and
               ----------------------------
complied with all agreements and covenants required by this Agreement to be performed by Buyer on or before the Closing Date, and Buyer shall have furnished Seller with a certificate dated the Closing Date executed by Buyer certifying the fulfillment of the foregoing obligations.

          9.3  Authority Relating to this Agreement. All corporate and other
               ------------------------------------
proceedings required to be taken by, or on the part of the Buyer, to authorize Buyer to execute, deliver and carry out this Agreement, shall have been duly and properly taken. Certified resolutions of the managers and members shall be delivered at Closing.

     10.  INDEMNIFICATION.
          ---------------

          10.1 Seller's Indemnification of Buyer. Seller shall indemnify and
               ---------------------------------
hold harmless Buyer at all times from and after the Closing against and in respect of any and all of the following:

          (a)  Obligations Not Assumed. Any and all claims, losses, costs,
               -----------------------
expenses, commitments, agreements, damages, liabilities, and obligations whether accrued, absolute, contingent, or otherwise (collectively, "Damages") suffered by the Buyer as a result of any claim or claims made or threatened against Seller or Buyer based upon, arising out of, or in connection with any conduct of or transaction involving Seller or any event prior to the Closing Date respecting the business operations or affairs of Seller or the Assets to the extent not expressly assumed by Buyer pursuant to this Agreement in Section 2.3 (whether or not such Damages are imposed by statute).

          (b)  Breach of Agreement. Any and all Damages resulting to Buyer from
               -------------------
any misrepresentation, breach of warranty, or nonfulfillment, in whole or in part, of any obligation, covenant or agreement on the part of Seller under this Agreement or any Schedule or exhibit hereto; and

          (c)  Warranties. Any and all Damages resulting to Buyer from claims
               ----------
made under any warranty given by Seller in connection with transactions entered into prior to the Closing Date provided Seller receives notice of such claim within two (2) years of the Closing Date.

          (d)  Associated Costs. All costs, assessments, judgments (including
               ----------------
reasonable costs and attorneys fees and other expenses) arising out of any claim, or the defense or investigation thereof, made with respect to any of the matters described in this Section 10.1.

Seller shall not be liable for any claim for Damages or indemnification (other than claims based upon willful misconduct or fraud) under this Agreement until the aggregate amount of such claims for Damages and indemnification exceeds $25,000 (the "Basket"). If the aggregate amount of such claims by Buyer for Damages exceeds the Basket, Seller shall then only be responsible for the amount of such excess. The Seller shall not be liable for any claim for Damages or indemnification under this Agreement (except for willful misconduct or fraud) in excess of eight hundred thousand dollars ($800,000.00) in the aggregate.

          10.2 Buyer's Indemnification of Seller. Buyer shall indemnify Seller
               ---------------------------------
and hold Seller harmless at all times after the Closing against and in respect of any and all of the following:

          (a)  Obligations Assumed. Any and all Damages suffered by Seller
               -------------------
attributable to the failure of Buyer to pay or perform the Assumed Liabilities;

          (b)  Breach of Agreement. Any and all Damages resulting to Seller from
               -------------------
any misrepresentation, breach of warranty, or nonfulfillment, in whole or in part, of any obligation, covenant or agreement by or on the part of Buyer under this Agreement or any Schedule or exhibit hereto;

          (c)  Post-Closing Operations. Any and all Damages suffered by the
               -----------------------
Seller as a result of any claim or claims made or threatened against Seller or Buyer, based upon, arising out of or in connection with any conduct of or transaction involving Buyer subsequent to the Closing Date unless attributable to the conduct or actions of Seller.

          (d)  Associated Costs. All costs, assessments, judgments (including
               ----------------
reasonable costs and attorneys' fees and other expenses) arising out of any claim, or the defense or investigation thereof, made with respect to any of the matters described in this Section 10.2.

          10.3 Notice of Claims - Participation in Third Party Suits. Any party
               -----------------------------------------------------
with a right to indemnification pursuant to this Article 10 ("Indemnified Party") shall be reimbursed by the other party ("Indemnifying Party") for any damage subject to such indemnification. Any Indemnified Party making any claim against an Indemnifying Party for indemnification shall make such claim in writing, setting forth in general terms the facts upon which the Indemnified Party bases such claim. In the event of any claim or demand asserted against any Indemnified Party by a third party upon which the Indemnified Party may claim indemnification under this Article 10, the Indemnified Party shall give the Indemnifying Party written notice within thirty (30) days after receipt thereof indicating whether the Indemnified Party intends to assume the defense of such claim or demand. The Indemnifying Party shall have the right, at its own expense, to participate in such defense, by written notice given to the Indemnified Party within fifteen (15) days from the date of the Indemnified Party's notice of such claim. If the Indemnified Party assumes the defense and the Indemnifying Party does not participate, the Indemnified Party shall have the right fully to control the proceeding and to settle the proceeding with consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party elects to participate in such defense, and does not dispute liability for indemnification of all damages arising out of such action, the Indemnifying Party may elect to control the proceeding, but shall not settle the same without the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party does dispute liability and does not elect to control the proceeding, the Indemnified Party shall control the proceeding but shall not settle the same without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnified Party elects not to assume the defense, the Indemnifying Party shall have the right to do so and to control the proceeding, but the Indemnified Party shall nonetheless have the right to participate therein, and the Indemnifying Party shall not settle the same without the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

          10.4 Remedies Cumulative. The remedies provided herein shall be
               -------------------
cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other parties hereto.

     11.  DUE DILIGENCE. Any term or condition of this Agreement to the contrary
          -------------
notwithstanding, the obligations of Buyer as specified in this Agreement are wholly conditioned on Buyer's having determined, in Buyer's sole and absolute discretion, during the period commencing with the date hereof and ending on the day prior to the Closing (the "Due Diligence Period"), based on such inspections, examinations, studies and investigations Buyer deems necessary or desirable, at Buyer's sole cost, that Buyer finds the Assets suitable for Buyer's purposes. Prior to the expiration of the Due Diligence Period, Buyer may, for any reason, terminate this Agreement by giving written notice of such termination to Seller, in which case this Agreement shall become null and void and neither Buyer nor Seller shall have any further duties or obligations hereunder. Seller agrees to give Buyer reasonable access to the Assets, and the books and records and other financial data or information pertaining to the business of Seller, the Assets, and the Assumed Liabilities. No due diligence action taken by Buyer pursuant to this Article 11 shall in any way affect the Seller's representations and warranties in this Agreement or the Buyer's right to rely on such representations and warranties to their full extent.

     12.  TERMINATION OF AGREEMENT.
          ------------------------

          (a) This Agreement may, by written notice given at or prior to Closing in the manner hereinabove provided, be terminated or abandoned

               (i) in the event that the Closing shall not have occurred on or before February 15, 2000, by Seller or by Buyer;

               (ii) by Buyer if a material default or breach shall be made by Seller with respect to the due and timely performance of any of its covenants and agreements contained herein, or with respect to the correctness of, or due compliance with, any of its representations and warranties contained in Article 6 hereof and such default or breach continues for a period of at least ten (10) days after receipt by Seller of written notice from Buyer of such default or breach and such default or breach has not been waived;

               (iii) by Seller if a material default or breach shall be made by Buyer with respect to the due and timely performance of any of its covenants and agreements contained herein, or with respect to the correctness of or due compliance with any of its representations and warranties contained in Article 7 hereof and such default or breach continues for a period of at least ten (10) days after receipt by Buyer of written notice from Seller of such default or breach and such default or breach has not been waived.

          (b) In the event this Agreement is terminated pursuant to Section 12(a) all further obligations of the parties hereunder shall terminate, except that the obligations set forth in Sections 15.2 and 15.12 shall survive; provided, however, that if this Agreement is so terminated by one
              --------  -------
     party because one or more of the conditions to such party's obligations hereunder is not satisfied as a result of the other party's failure to comply with any of its obligations under any provision of this Agreement, it is expressly agreed and understood that the terminating party's right to pursue all legal remedies for breach of contract and damages shall also survive such termination unimpaired.

     13.  NONCOMPETITION. As an inducement for Buyer to enter into this
          --------------
Agreement and the consideration to be paid under this Agreement, Seller agrees that:

          (a)  For a period of five (5) years after the Closing:

               (i) Seller will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend Seller's name or any similar name to, lend Seller's credit to, or render services or advice to, any business whose products or activities compete in whole or in part with the activities of the Buyer at Natrona County International Airport; provided, however, that Seller may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. Seller agrees that this covenant is reasonable with respect to its duration, geographical area, and scope. The foregoing shall not prohibit the sale by Seller of any of the Assets Not Purchased to any customer of Seller.

               (ii) Seller will not, directly or indirectly, either for itself or any other person or entity, (A) induce or attempt to induce any employee of Buyer to leave the employ of Buyer, (B) in any way interfere with the relationship between Buyer and any employee of Buyer, (C) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of Buyer, or (D) induce or attempt to induce any customer, supplier, licensee, or business relation of Buyer to cease doing business with Buyer, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of Buyer.

               (iii) Seller will not, directly or indirectly, either for itself or any other person or entity, solicit the business of any person or entity known to Seller to be a customer of Buyer, whether or not Seller had personal contact with such person or entity, with respect to products or activities which compete in whole or in part with the products or activities of the Buyer.

          (b)  In the event of a breach by Seller of any covenant set forth in
     Section 13(a) of this Agreement, the term of such covenant will be extended by the period of the duration of such breach.

          (c) If Seller breaches the covenants set forth in Section 13(a) of this Agreement, Buyer will be entitled to exercise any one or more of the following remedies:

               (i)    Damages from Seller;

               (ii) In addition to its right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Section 13(a) of this Agreement, it being agreed that money damages alone would be inadequate to compensate the Buyer and would be an inadequate remedy for such breach; and

               (iii) The rights and remedies of the parties to this Agreement are cumulative and not alternative.

     14.  ACCESS OF SELLER TO RECORDS. Buyer agrees to maintain, for a period of
          ---------------------------
three (3) years following the Closing, and to provide Seller reasonable access during such period to, the books and records of the business of Seller as they exist at the Closing Date.

     15.  MISCELLANEOUS.
          -------------

          15.1 Assignment. This Agreement shall be binding upon and inure to the
               ----------
benefit of the successors and assigns of the parties; provided, however, that the rights and obligations of either party under this Agreement may not be assigned without obtaining the prior written consent of the other party.

          15.2 Expenses. Except as otherwise expressly provided herein, the
               --------
parties will each pay their own costs and expenses, including legal and accounting expenses, related to the transactions provided for herein, irrespective of when incurred.

          15.3 Further Assurances. From time to time after the Closing Date,
               ------------------
each party at the request of the other and without further consideration, agrees to execute and deliver or cause to be executed and delivered at its expense such other instruments of transfer as reasonably may be requested by the other more effectively to transfer the Assets to Buyer or for Buyer to assume the Assumed Liabilities and to take or cause to be taken such further action as may reasonably be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement.

          15.4 Notices. Any Notice or other communication required or permitted
               -------
hereunder shall be in writing and shall be deemed to have been duly given on the date of service if served personally, or three (3) days after the date of mailing if mailed, by first class mail, registered or certified, postage prepaid and addressed as follows:

               To Seller at:  CASPER AIR SERVICE
                              c/o Aviation Group, Inc.
                              700 North Pearl, Suite 2170
                              Dallas, Texas 75201


               With copy to:  Daryl Robertson, Esq.
                              Jenkens & Gilchrist
                              1445 Ross Avenue, Suite 3200
                              Dallas, Texas 75202
                              Telephone: (214) 855-4165
                              Facsimile: (214) 855-4300


               To Buyer at:   Casper Jet Center Fueling, L.L.C.
                              c/o Fort Worth Jet Center
                              201 Aviation Way
                              Meacham Field - Location 11N
                              Fort Worth, Texas 76102


               With copy to:  Rob Watson, Esq.
                              Haynes and Boone, LLP
                              201 Main Street, Suite 2200
                              Fort Worth, Texas 76102
                              Telephone: (817) 347-6600
                              Facsimile: (817) 347-6650


          15.5 Entire Agreement and Modification. This Agreement constitutes the
               ---------------------------------
entire agreement of the parties and supersedes any and all prior negotiations, correspondence, understandings, and agreements between the parties respecting the subject matter hereof. This Agreement may only be amended by a written instrument signed by the parties.

          15.6  Survival of Terms. All warranties and representations contained
                -----------------
in this Agreement and any certificate or other instrument delivered by or on behalf of the parties pursuant to this Agreement shall be continuous and shall survive the Closing, but shall expire on January 1, 2002.

          15.7  Governing Law. This Agreement shall be governed by and construed
                -------------
in accordance with the laws of the State of Texas.

          15.8  Counterparts. This Agreement may be executed in counterparts
                ------------
which together shall constitute one instrument.

          15.9  Enforcement. If any portion of this Agreement shall be
                -----------
determined to be invalid or unenforceable, the remainder shall be valid and enforceable to the maximum extent possible.

          15.10 Headings. The headings appearing at the beginning of several
                --------
sections contained herein have been inserted for identification and reference purposes and shall not by themselves determine the construction or interpretation of this Agreement.

          15.11 Reporting of Transaction. Each party covenants with each other
                ------------------------
party that such party will report the transactions contemplated by this Agreement precisely in accordance with their terms, and will indemnify and hold harmless all other parties against all costs and expenses arising from any failure to do so.

          15.12 Confidentiality; Joint Announcements. The parties agree that the
                ------------------------------------
provisions of this Agreement shall be kept confidential and not disclosed, except with the prior consent of the other parties or as required by law or regulations. The parties further agree that any announcements, private or public, made concerning this Agreement shall be mutually agreed upon by the parties as to wording, timing, distribution and persons present at any presentation.

          15.13 Compliance With Laws and Regulations. In the event any party to
                ------------------------------------
this Agreement, in consultation with counsel, develops a good faith concern that any provision of the Agreement or any activity of any other party is in violation of any applicable federal, state or local laws or any regulation, order or policy issued under any such laws, such party shall immediately notify the other parties, in writing, of such concern and the specific activities giving rise to such concern and the reasons therefor. If an agreement on a method for resolving such concern is not reached within ten (10) days of such written notice, the activities described in the notice will cease or be appropriately altered until the concern is resolved.

          15.14 Construction. Each party and its counsel has reviewed this
                ------------
Agreement and the documents to be delivered in connection with this Agreement and has had the opportunity to negotiate the terms hereof and thereof and to suggest changes to the language herein and therein. Accordingly, the rules of construction to the effect that any ambiguities shall be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any of the documents delivered in connection with this Agreement.

          15.15 Confidential Information. Seller has provided or will provide to
                ------------------------
Buyer information regarding the Seller's suppliers, customers, employees, agreements, business, assets, liabilities and other information that Seller considers confidential (collectively, the "Confidential Information"). Buyer agrees to maintain in confidence, not to disclose to others and not to copy any or all of the Confidential Information, except disclosure to Buyer's accountants, attorneys and financial sources, but only to the extent necessary and reasonable to purchase Assets and to assume the Assumed Liabilities. Prior to the Closing, Buyer agrees not to use the Confidential Information for any purpose other than to consummate the purchase of the Assets and assumption of the Assumed Liabilities. If this Agreement is terminated for any reason without consummation of the sale of the Assets, Buyer agrees, upon request from Seller, to return all of the Confidential Information that is in its possession and to direct any third parties to whom it has disclosed the Confidential Information to return it to Seller.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above set forth.

                                    BUYER:

                                    CASPER JET CENTER FUELING, L.L.C., a
                                       Wyoming limited liability company


                                   By: /s/ Mark Barrow
                                       ------------------------------------
                                       Mark Barrow, Manager

                                    SELLER:

                                    CASPER AIR SERVICE, a Wyoming
                                       corporation

                                    By: /s/ Richard L. Morgan
                                        ----------------------------------------
                                        Richard L. Morgan, Executive Vice
                                           President and Chief Financial Officer